EXHIBIT 21.1

DRIVE SHACK INC. SUBSIDIARIES

	Subsidiary	Jurisdiction of Incorporation/Organization
1	NCT Holdings LLC	Delaware
2	Newcastle CDO VIII 1, Limited	Cayman Islands
3	Newcastle CDO VIII 2, Limited	Cayman Islands
4	Newcastle CDO VIII Holdings LLC	Delaware
5	Newcastle CDO VIII LLC	Delaware
6	Newcastle CDO IX 1, Limited	Cayman Islands
7	Newcastle CDO IX Holdings LLC	Delaware
8	Newcastle CDO IX LLC	Delaware
9	Newcastle Mortgage Securities Trust 2006-1	Delaware
10	Newcastle Mortgage Securities Trust 2007-1	Delaware
11	NIC CRA LLC	Delaware
12	NIC OTC LLC	Delaware
13	NIC SF LLC	Delaware
14	NIC Management LLC	Delaware
15	Xanadu Asset Holdings LLC	Delaware
16	American Golf Group Holdings LLC	Delaware
17	Tower A LLC	Delaware
18	Tower C LLC	Delaware
19	Vineyards Holdings LLC	Delaware
20	American Golf Partners LLC	Delaware
21	NGP Realty Sub GP, LLC	Delaware
22	NGP Realty Sub, L.P.	Delaware
23	AGC Mezzanine Pledge LLC	Delaware
24	New AGC LLC	Delaware
25	American Golf Corporation	California
26	American Golf of Atlanta	Georgia
27	CW Golf Partners LP	California
28	Golf Enterprises Inc.	Kansas
29	Persimmon Golf Club LLC	Delaware
30	Drive Shack Holdings LLC	Delaware
31	NIC Taberna LLC	Delaware
32	AG Los Coyotes LLC	California
33	AGC Field Operations LLC	Delaware
34	AGC Realty LLC	Delaware
35	Myeshan Inc.	Ohio
36	AGC Management LLC	Delaware
37	Drive Shack Orlando LLC	Delaware
38	Drive Shack Richmond LLC	Delaware
39	American Golf of Glendale Inc.	California
40	Drive Shack Raleigh LLC	Delaware
41	Drive Shack Palm Beach LLC	Delaware

	Subsidiary	Jurisdiction of Incorporation/Organization
42	Drive Shack Randall's Island LLC	Delaware
43	Drive Shack New Orleans LLC	Delaware
44	Drive Shack Chicago LLC	Delaware
45	Drive Shack Newport Beach LLC	Delaware
46	Drive Shack Detroit LLC	Delaware
47	Drive Shack Business Services LLC	Delaware
48	Drive Shack Urban Box Holdings LLC	Delaware
49	Things Change Fast LLC	Delaware